        V&E Draft 2/9/24

Exhibit 4.1
DESCRIPTION OF KINETIK HOLDINGS INC.’S SECURITIES
Kinetik Holdings Inc. (“Kinetik” or the “Company”, “we,” “us” or “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”).
The following is a summary of the rights of the holders of Class A Common Stock. This summary should be read in conjunction with, and is qualified in its entirety by, the related provisions of our Third Amended and Restated Certificate of Incorporation, which is incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on February 28, 2022, as amended by the Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation (our “Charter”), which is incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on June 2, 2023; our Amended and Restated Bylaws (“Bylaws”), which is incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on February 28, 2022; and applicable Delaware law, including the Delaware General Corporation Law (the “DGCL”). Capitalized terms used but not otherwise defined herein have the meanings set forth in the Annual Report on Form 10-K to which this exhibit is attached.
Authorized Capital Stock

Our authorized capital stock consists of: (i) 1,500,000,000 shares of Class A Common Stock; (ii) 1,500,000,000 shares of Class C Common Stock, par value $0.0001 per share (“Class C Common Stock” and, together with the Class A Common Stock, “Common Stock”); and (iii) 50,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).

Common Stock

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of Class A Common Stock and Class C Common Stock vote together as a single class on all matters submitted to a vote of the Company’s stockholders, except as required by law. Unless specified in our Charter or Bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of shares of Common Stock that are voted is required to approve any such matter voted on by our stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

In the event of a liquidation, dissolution, or winding up of the Company, our class A stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Common Stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Common Stock.

A holder of Class C Common Stock may transfer shares of Class C Common Stock to any transferee (other than us) only if, and only to the extent permitted by the Third Amended and Restated Limited Partnership Agreement of Kinetik Holdings LP (“Kinetik OpCo” and such agreement, the “Kinetik OpCo LPA”), such holder also simultaneously transfers an equal number of such holder’s common units representing limited partner interests in Kinetik OpCo to such transferee in compliance with the Kinetik OpCo LPA. In addition, the holders of Class C Common Stock, voting as a separate class, will be entitled to approve any amendment, alteration,
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or repeal of any provision of our Charter that would alter or change the powers, preferences or relative, participating, optional or other special rights of the Class C Common Stock. Holders of Class C Common Stock are not entitled to any dividends and are not entitled to receive any of our assets in the event of any voluntary or involuntary liquidation, dissolution, or winding up of our affairs.

Preferred Stock

Our Charter provides that up to 50,000,000 shares of Preferred Stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, or relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors can, without stockholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of our board of directors to issue Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no Preferred Stock outstanding at the date hereof. Although we do not currently intend to issue any shares of Preferred Stock, we cannot assure you that we will not do so in the future.

Dividends

Subject to the rights of the holders of any outstanding series of Preferred Stock, holders of Class A Common Stock are entitled to receive ratable dividends when, as, and if declared by our board of directors out of funds legally available therefor. Holders of Class C Common Stock are not entitled to any dividends from the Company.

Listing

The Class A Common Stock is listed on The New York Stock Exchange under the trading symbol “KNTK.”

Certain Anti-Takeover Provisions of Delaware Law and our Charter and Bylaws

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interest stockholder”);

•an affiliate of an interested stockholder; or

•an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•on or after the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our authorized but unissued Common Stock and Preferred Stock are available for future issuances without stockholder approval (including a specified future issuance) and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive forum for certain lawsuits

Our Charter requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers, and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Special meeting of stockholders

Our Charter provides that at any time when any stockholder beneficially owns, in the aggregate, at least 10% in voting power of our Common Stock entitled to vote generally in the election of directors, special meetings of the stockholders for any purpose or purposes shall also be called by or at the direction of the Board or the Chairman of the Board at the request of such stockholder.

Action by written consent

Unless otherwise provided in the Charter and subject to the terms of any Preferred Stock, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to us in accordance with the DGCL.

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